Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Thomas Cooke, CEO (713) 458-1560; or

Andrew Clifford, President (713) 458-1560; or Michael Aldridge, CFO (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources, Inc. Provides Update on Drilling Activities

Houston, TX – January 23, 2013 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today provided an update on recent drilling activities, including the results of the previously announced SL 195 QQ-209 “Buddy” development well and results of recompletion operations on the previously announced MP-47 SL 195 QQ-24 “Roux” well.

The Buddy development well in Grand Bay Field was drilled to a total depth of 6,820 feet MD/TVD and was successfully completed in the 3A sand.  Flow testing of the Buddy well demonstrated an IP (initial production) test rate of 208 net barrels of oil equivalent per day (Boepd).  Flowing tubing pressure was 580 pounds per square inch on a 19/64” choke.

The Roux well underwent a successful gravel pack recompletion in the 29M sand, while preparing the shallower 20 sand as a future non-gravel pack completion.  Flow testing of the Roux well demonstrated an IP test rate of 154 net Boepd.  Flowing tubing pressure was 990 pounds per square inch on a 18/64” choke.

Saratoga also announced that it has commenced drilling operations on the MP-47 SL 195 QQ-25 “Roux Toux” development well as a directional well to a projected total depth of 8,553’ MD/8,000’ TVD at the northern edge of the Grand Bay Field.  The well is targeting the 10 through 17 sands.  Drilling operations on the Roux Toux well are expected to be completed by early February.

Thomas F. Cooke, Chairman and CEO, stated, “We are pleased to announce successful operations on the Buddy and Roux wells.  Not only did we add to our oil production, we came in substantially ahead of schedule and under budget.  Our cost savings from these operations allowed us to move the Roux Toux well forward in our drilling schedule and minimize the time and cost associated with the mobilization of the Parker 50 drilling rig.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 32,119 gross/net acres, mostly held-by-production (all depths), currently located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths of less than 10 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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